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                                                    EXHIBIT 5

                                                  September 6, 1996





Vanstar Corporation
5964 West Las Positas
Pleasanton, California  94588


                               Vanstar Corporation
                 14,900 Shares of Common Stock, $.001 par value
                 ----------------------------------------------

Dear Sirs:

          We have acted as counsel to Vanstar Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 14,900 shares (the "Shares") of Common Stock, $.001 par value, of the Company for sale to John Schertell pursuant to the Company's Stock Option Agreement with John Schertell (the "Agreement").

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

          Based upon the foregoing, we are of the opinion that the issuance and sale of the Shares have been duly authorized and, when issued, delivered, and paid for in accordance with the provisions of the Agreement, the Shares will be validly issued, fully paid, and nonassessable.

          We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law.


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Vanstar Corporation
September 6, 1996
Page Two


          We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 being filed on or about on the date hereof, by the Company to register the Shares.


                                        Very truly yours,

                                O'Sullivan Graev & Karabell, LLP